Exhibit 99.4


                GERMAN AMERICAN BANCORP
                    711 MAIN STREET
                     P.O. BOX 810
              JASPER, INDIANA  47546-3042


                   __________, 1996






Dear Shareholder:

     You are cordially invited to attend a Special
Meeting of Shareholders of German American Bancorp
("German American"), to be held at 711 Main Street,
P.O. Box 810, Jasper, Indiana, on ______________, 1996,
at _______ a.m., local time.

     The purpose of the meeting is to consider and vote upon the proposed merger of Peoples Bancorp of Washington into a wholly-owned subsidiary of German
American. If the proposed merger is consummated, shares of Peoples Common Stock will be converted into shares of German American Common Stock, all as described in the accompanying Prospectus/Proxy
Statement.

     Your Board of Directors believes that the proposed merger is in the best interests of German American and its shareholders and has unanimously approved the proposed merger. Attached are a notice of the meeting and a Prospectus/Proxy Statement containing information about the proposed merger and Peoples. Whether you plan to attend the meeting, please mark, sign, date, and promptly return the enclosed proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR ADOPTION OF THE PROPOSED MERGER.

                                   Very truly yours,



                                   GEORGE W. ASTRIKE
                                   Chairman and CEO

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